Exhibit 99.1

Press Release

LifeStance Health Appoints Ken Burdick as CEO and Chairman; Founding CEO and Chairman Michael Lester Retires

Danish Qureshi Named President in Addition to Role as Chief Operating Officer

SCOTTSDALE, Ariz., September 8, 2022 – LifeStance Health (NASDAQ: LFST), one of the nation’s largest providers of in-person and virtual outpatient mental healthcare, today announced that its Board of Directors has appointed Ken Burdick as the company’s new Chief Executive Officer and Chairman, effective September 7. Burdick succeeds Michael Lester, who has served as the company’s founding Chief Executive Officer and Chairman since 2017 and will be retiring. Lester will continue to serve as a Strategic Advisor to the company.

LifeStance provides evidence-based, affordable and medically-driven treatment services for children, adolescents and adults suffering from a variety of mental health issues in an outpatient care setting, both in-person and through its digital health telemedicine offering. LifeStance offers state-of-the-art clinical excellence in a compassionate and safe environment through its network of over 5,000 clinicians operating across 32 states and in approximately 600 centers.

“I have tremendous admiration for LifeStance as one of the nation’s largest in-network, outpatient behavioral health companies,” said Burdick. “Through its dedicated team of clinicians, tech-enabled hybrid services and patient-first approach, LifeStance is at the forefront of expanding access to care. It’s a privilege to be joining the company at a time when our services are more needed than ever, and I look forward to working with the team in pursuit of our vision of a truly healthy society where mental and physical healthcare are unified to make lives better. I am also looking forward to working closely with Danish Qureshi in his new role as President, in addition to his role as Chief Operating Officer.”

“Ken is an accomplished industry veteran with a deep understanding of today’s healthcare landscape and a history of driving profitable growth at companies that are truly making a difference in people’s lives,” said the LifeStance Board of Directors. “The entire board thanks Mike for his leadership, passion and dedication over so many years. He has been instrumental in building LifeStance into the innovative, successful company that it is today. We wish him all the best as he transitions to retirement and look forward to continuing our relationship with Mike in his new role as a Strategic Advisor to the company.”

Burdick brings extensive healthcare experience to LifeStance, having held several executive and leadership roles over a 40-year career. Most recently, Burdick serviced as Executive Vice President of National Markets and Products at Centene, where he led all health plans before retiring in January 2021. Prior to that, Burdick served as President and CEO of WellCare from 2015 until it was acquired by Centene in January 2020. He has also held numerous roles of increasing responsibility at UnitedHealth Group and Cigna. At UnitedHealth, he served as CEO of UnitedHealthcare. Burdick currently serves on several healthcare company boards and just completed a four-year term as national Board Chair for Big Brothers Big Sisters of America.

“As a founding team member of LifeStance, I have had the pleasure of working alongside Mike as we built the company together, and I want to thank him for his incredible leadership of the company from inception to over 5,000 clinicians strong in just five years,” said Qureshi. “As I step into this new role, I am looking forward to working with Ken and our full executive team, and we remain laser-focused on guiding our business through the next phase of growth.”

“LifeStance is a special company that is changing the lives of patients daily through high-quality, personalized and compassionate care,” said Lester. “It has been an honor to serve as founding CEO and build this company for the past five years, and I am deeply grateful to the entire team for their unwavering commitment to making high-quality mental healthcare accessible across the country. As we look ahead to the next phase of growth, I know Ken is the right leader to take LifeStance forward. His experience as a seasoned public company executive and his strong reputation with the investor community will serve LifeStance well as we grow into the future. In partnership with Danish as President and COO, I have never been more confident in what the future holds for LifeStance, and I look forward to serving as a Strategic Advisor to the company.”

ABOUT LIFESTANCE HEALTH

Founded in 2017, LifeStance (NASDAQ: LFST) is reimagining mental health. We are one of the nation’s largest providers of virtual and in-person outpatient mental healthcare for children, adolescents and adults experiencing a variety of mental health conditions. Our mission is to help people lead healthier, more fulfilling lives by improving access to trusted, affordable and personalized mental healthcare. LifeStance employs approximately 5,200 psychiatrists, advanced practice nurses, psychologists and therapists and operates across 32 states and approximately 600 centers. To learn more, please visit www.LifeStance.com.